UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 20, 2006 (December 14, 2006)

Date of Report (Date of earliest event reported)

QC Holdings, Inc.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices) (Zip Code)

(913) 234-5000

(Registrant’s telephone number, including area code)

Not applicable

(Former name and former fiscal year, if changed since last report.)

Not applicable

(Former address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 14, 2006, the Board of Directors of QC Holdings, Inc. (the “Company”), awarded 40,000 shares of restricted stock to Darrin J. Anderson, the Company’s president and chief operating officer, 20,000 shares of restricted stock to Douglas E. Nickerson, the Company’s principal financial officer, 12,000 shares of restricted stock to Michael O. Walrod, the Company’s Vice President of Operations - Western Division, and 12,000 shares of restricted stock to Wayne S. Wood, the Company’s Vice President of Operations - Eastern Division, all pursuant to the Company’s 2004 Equity Incentive Plan, a copy of which has previously been filed with the Securities and Exchange Commission. The awards were made at $14.98 per share, the closing price of the Company’s common stock on that date. One-half of each award vests over time, 25% on each of the first four anniversaries of the grant date. One-half of each award vests on December 31, 2007, subject to the Company achieving certain designated performance goals for calendar year 2007. The form of Restricted Stock Award Agreement is filed as an exhibit to this report.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 14, 2006, the Company’s Board of Directors amended Article IV of the Company’s Amended and Restated Bylaws to permit shares of the Company’s stock to be certificated or uncertificated, as provided under Kansas law. The amendment is intended to make the Company eligible to participate in the Direct Registration System.

Item 8.01 Other Events.

On December 14, 2006, the Company’s Board of Directors declared an annual cash dividend of 10 cents per common share. The dividend is payable February 15, 2007, to stockholders of record as of January 31, 2007.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed with this report:

3.1	Amended and Restated Bylaws of QC Holdings, Inc.

10.1	Form of Restricted Stock Award Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

QC Holdings, Inc.

Date: December 20, 2006	By:	/s/ Douglas E. Nickerson
Douglas E. Nickerson
Chief Financial Officer